Exhibit 99.2

DUKE REALTY CORPORATION AND SUBSIDIARIES

Consolidated Balance Sheets

As of December 31,

(in thousands, except per share amounts)

	2007	2006
ASSETS
Real estate investments:
Land and improvements	$872,372	$844,091
Buildings and tenant improvements	4,600,408	4,211,602
Construction in progress	412,729	359,765
Investments in and advances to unconsolidated companies	601,801	628,323
Land held for development	912,448	737,752

	7,399,758	6,781,533
Accumulated depreciation	(951,375)	(867,079)

Net real estate investments	6,448,383	5,914,454
Real estate investments and other assets held-for-sale	273,591	512,925
Cash and cash equivalents	48,012	68,483
Accounts receivable, net of allowance of $1,359 and $1,088	29,009	24,118
Straight-line rent receivable, net of allowance of $2,886 and $1,915	110,737	105,319
Receivables on construction contracts, including retentions	66,925	64,768
Deferred financing costs, net of accumulated amortization of $29,170 and $19,492	55,987	62,277
Deferred leasing and other costs, net of accumulated amortization of $150,702 and $127,155	374,635	311,553
Escrow deposits and other assets	254,702	174,698

	$7,661,981	$7,238,595

LIABILITIES AND SHAREHOLDERS’ EQUITY
Indebtedness:
Secured debt	$524,393	$515,192
Unsecured notes	3,246,000	3,129,653
Unsecured lines of credit	546,067	317,000

	4,316,460	3,961,845
Liabilities of properties held for sale	8,954	155,185
Construction payables and amounts due subcontractors, including retentions	142,655	136,508
Accrued expenses:
Real estate taxes	63,796	59,276
Interest	54,631	52,106
Other	59,221	63,217
Other liabilities	148,013	118,901
Tenant security deposits and prepaid rents	34,535	31,121

Total liabilities	4,828,265	4,578,159

Minority interest	83,683	156,853

Shareholders’ equity:
Preferred shares ($.01 par value); 5,000 shares authorized; 2,976 and 3,241 shares issued and outstanding	744,000	876,250
Common shares ($.01 par value); 250,000 shares authorized; 146,175 and 133,921 shares issued and outstanding	1,462	1,339
Additional paid-in capital	2,632,615	2,196,388
Accumulated other comprehensive income (loss)	(1,279)	5,435
Distributions in excess of net income	(626,765)	(575,829)

Total shareholders' equity	2,750,033	2,503,583

	$7,661,981	$7,238,595

See accompanying Notes to Consolidated Financial Statements.

DUKE REALTY CORPORATION AND SUBSIDIARIES

Consolidated Statements of Operations

For the Years Ended December 31,

(in thousands, except per share amounts)

	2007	2006	2005
RENTAL OPERATIONS
Revenues:
Rental revenue from continuing operations	$810,622	$757,946	$618,121
Equity in earnings of unconsolidated companies	29,381	38,004	29,549

	840,003	795,950	647,670

Operating expenses:
Rental expenses	181,532	173,535	143,320
Real estate taxes	100,505	86,054	75,236
Interest expense	172,616	173,255	108,518
Depreciation and amortization	273,513	237,632	207,701

	728,166	670,476	534,775

Earnings from continuing rental operations	111,837	125,474	112,895

SERVICE OPERATIONS
Revenues:
General contractor gross revenue	280,537	308,562	380,173
General contractor costs	(246,872)	(284,633)	(348,263)

Net general contractor revenue	33,665	23,929	31,910
Service fee revenue	31,011	21,633	20,149
Gain on sale of service operations properties	34,682	44,563	29,882

Total service operations revenue	99,358	90,125	81,941
Operating expenses	47,324	36,929	37,663

Earnings from service operations	52,034	53,196	44,278

General and administrative expense	(37,691)	(35,812)	(30,981)

Operating income	126,180	142,858	126,192

OTHER INCOME (EXPENSE)
Interest and other income, net	12,135	10,450	4,637
Earnings from sale of land, net of impairment adjustments	33,422	7,791	14,201
Minority interest in earnings of common unitholders	(6,778)	(9,539)	(8,893)
Other minority interest in earnings of subsidiaries	(3,186)	(247)	(1,438)

Income from continuing operations	161,773	151,313	134,699
Discontinued operations:
Income (loss) from discontinued operations, net of minority interest	4,129	10,701	16,670
Gain on sale of depreciable property, net of impairment adjustments and minority interest	113,565	42,133	204,293

Income from discontinued operations	117,694	52,834	220,963
Net income	279,467	204,147	355,662
Dividends on preferred shares	(58,292)	(56,419)	(46,479)
Adjustments for redemption of preferred shares	(3,483)	(2,633)	—

Net income available for common shareholders	$217,692	$145,095	$309,183

Basic net income per common share:
Continuing operations	$.72	$.69	$.63
Discontinued operations	.84	.39	1.56

Total	$1.56	$1.08	$2.19

Diluted net income per common share:
Continuing operations	$.71	$.68	$.62
Discontinued operations	.84	.39	1.55

Total	$1.55	$1.07	$2.17

Weighted average number of common shares outstanding	139,255	134,883	141,508

Weighted average number of common shares and potential dilutive common equivalents	149,614	149,393	155,877

See accompanying Notes to Consolidated Financial Statements.

DUKE REALTY CORPORATION AND SUBSIDIARIES

Consolidated Statements of Cash Flows

For the Years Ended December 31,

(in thousands)

	2007	2006	2005
Cash flows from operating activities:
Net income	$279,467	$204,147	$355,662
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation of buildings and tenant improvements	214,477	206,999	204,377
Amortization of deferred leasing and other costs	63,214	47,269	49,793
Amortization of deferred financing costs	11,212	8,617	6,154
Minority interest in earnings	17,743	14,953	31,493
Straight-line rent adjustment	(16,843)	(20,795)	(22,519)
Earnings from land and depreciated property sales	(154,493)	(49,614)	(238,060)
Build-for-sale operations, net	(84,547)	(148,849)	(6,295)
Construction contracts, net	(25,818)	1,749	16,196
Other accrued revenues and expenses, net	24,150	26,752	15,356
Operating distributions received in excess of (less than) equity in earnings from unconsolidated companies	(4,631)	(18,339)	(3,055)

Net cash provided by operating activities	323,931	272,889	409,102

Cash flows from investing activities:
Development of real estate investments	(451,162)	(385,516)	(209,990)
Acquisition of real estate investments and related intangible assets	(116,021)	(735,294)	(285,342)
Acquisition of land held for development	(317,324)	(435,917)	(135,771)
Recurring tenant improvements	(45,296)	(41,895)	(60,633)
Recurring leasing costs	(32,238)	(32,983)	(33,175)
Recurring building improvements	(8,402)	(8,122)	(15,232)
Other deferred leasing costs	(39,387)	(22,429)	(19,425)
Other deferred costs and other assets	644	880	(20,281)
Proceeds from land and depreciated property sales, net	480,943	180,825	1,134,667
Capital distributions from unconsolidated companies	235,754	296,573	—
Capital contributions and advances to unconsolidated companies, net	(142,330)	(50,182)	(31,599)

Net cash provided by (used for) investing activities	(434,819)	(1,234,060)	323,219

Cash flows from financing activities:
Proceeds from issuance of common shares	239,605	—	—
Payments for repurchases of common shares	—	(101,282)	(287,703)
Proceeds from exercise of stock options	1,197	6,672	3,945
Proceeds from issuance of preferred shares, net	—	283,994	—
Payments for redemption of preferred shares	(132,272)	(75,010)	—
Redemption of limited partner units	—	—	(2,129)
Proceeds from unsecured debt issuance	340,160	1,429,497	400,000
Payments on unsecured debt	(223,657)	(350,000)	(665,000)
Proceeds from issuance of secured debt	—	1,029,426	—
Payments on secured indebtedness including principal amortization	(24,780)	(750,354)	(46,675)
Borrowings (payments) on lines of credit, net	229,067	(66,000)	383,000
Distributions to common shareholders	(265,698)	(255,502)	(264,980)
Distributions to common shareholders – special dividends	—	—	(143,836)
Distributions to preferred shareholders	(58,292)	(56,419)	(46,479)
Distributions to minority interest, net	(19,576)	(24,207)	(26,653)
Distributions to minority interest – special distributions	—	—	(14,069)
Payment for capped call option	—	(26,967)	—
Cash settlement of interest rate swaps	10,747	733	—
Deferred financing costs	(6,084)	(41,659)	(599)

Net cash provided by (used for) financing activities	90,417	1,002,922	(711,178)

Net increase (decrease) in cash and cash equivalents	(20,471)	41,751	21,143
Cash and cash equivalents at beginning of year	68,483	26,732	5,589

Cash and cash equivalents at end of year	$48,012	$68,483	$26,732

Other non-cash items:
Assumption of debt for real estate acquisitions	$34,259	$217,520	$11,743

Contributions of real estate investments to, net of debt assumed by, unconsolidated companies	$146,593	$505,440	$—

Conversion of Limited Partner Units to common shares	$179,092	$39,918	$18,085

Issuance of Limited Partner Units for acquisition	$11,020	$—	$—

Common shares repurchased and retired, not settled	$—	$—	$9,357

Issuance of Limited Partner Units for acquisition of minority interest	$—	$—	$15,000

See accompanying Notes to Consolidated Financial Statements.

DUKE REALTY CORPORATION AND SUBSIDIARIES

Consolidated Statements of Shareholders’ Equity

(in thousands, except per share data)

	Preferred Stock	Common Stock	Additional Paid-in Capital	Accumulated Other Comprehensive Income	Distributions In Excess of Net Income	Total
Balance at December 31, 2004	$657,250	$1,429	$2,538,461	$(6,547)	$(364,724)	$2,825,869
Comprehensive Income:
Net income	—	—	—	—	355,662	355,662
Losses on derivative instruments	—	—	—	(571)	—	(571)

Comprehensive income						355,091
Issuance of common shares	—	2	4,141	—	—	4,143
Acquisition of minority interest	—	6	18,079	—	—	18,085
Tax benefits from employee stock plans	—	—	245	—	—	245
Stock based compensation expense	—	—	2,032	—	—	2,032
Dividends on long-term compensation plans	—	—	216	—	(216)	—
Retirement of common shares	—	(90)	(296,970)	—	—	(297,060)
Distributions to preferred shareholders	—	—	—	—	(46,479)	(46,479)
Distributions to common shareholders ($1.87 per share)	—	—	—	—	(265,076)	(265,076)
Distributions to common shareholders – Special ($1.05 per share)	—	—	—	—	(144,052)	(144,052)

Balance at December 31, 2005	$657,250	$1,347	$2,266,204	$(7,118)	$(464,885)	$2,452,798

Comprehensive Income:
Net income	—	—	—	—	204,147	204,147
Gains on derivative instruments	—	—	—	12,553	—	12,553

Comprehensive income	—	—	—	—	—	216,700
Issuance of common shares	—	5	6,181	—	—	6,186
Redemption of Preferred Series I shares	(75,000)	—	(10)	—	—	(75,010)
Adjustment for carrying value of preferred stock redemption	—	—	2,633	—	(2,633)	—
Issuance of Preferred Series M shares	184,000	—	(6,266)	—	—	177,734
Issuance of Preferred Series N shares	110,000	—	(3,740)	—	—	106,260
Acquisition of minority interest	—	10	39,908	—	—	39,918
Capped call option	—	—	(26,967)	—	—	(26,967)
Tax benefits from employee stock plans	—	—	606	—	—	606
Stock based compensation expense	—	—	8,892	—	—	8,892
Dividends on long-term compensation plans	—	—	849	—	(849)	—
Distributions to preferred shareholders	—	—	—	—	(56,419)	(56,419)
Retirement of common shares	—	(23)	(91,902)	—	—	(91,925)
Distributions to common shareholders ($1.89 per share)	—	—	—	—	(255,190)	(255,190)

Balance at December 31, 2006	$876,250	$1,339	$2,196,388	$5,435	$(575,829)	$2,503,583
Effect of implementing new accounting principle	—	—	—	—	(1,717)	(1,717)

Balance at January 1, 2007	$876,250	$1,339	$2,196,388	$5,435	$(577,546)	$2,501,866
Comprehensive Income:
Net income	—	—	—	—	279,467	279,467
Losses on derivative instruments	—	—	—	(6,714)	—	(6,714)

Comprehensive Income						272,753
Issuance of common shares	—	73	239,532	—	—	239,605
Redemption of Preferred Series B shares	(132,250)	—	(22)	—	—	(132,272)
Adjustment for carrying value of preferred stock redemption	—	—	3,483	—	(3,483)	—
Stock based compensation plan activity	—	2	14,190	—	(1,213)	12,979
Acquisition of minority interest	—	48	179,044	—	—	179,092
Distributions to preferred shareholders	—	—	—	—	(58,292)	(58,292)
Distributions to common shareholders ($1.91 per share)	—	—	—	—	(265,698)	(265,698)

Balance at December 31, 2007	$744,000	$1,462	$2,632,615	$(1,279)	$(626,765)	$2,750,033

See accompanying Notes to Consolidated Financial Statements.

DUKE REALTY CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(1)	The Company

Our Rental Operations (see Note 8) are conducted through Duke Realty Limited Partnership (“DRLP”). We owned approximately 94.9% of the common partnership interests of DRLP (“Units”) at December 31, 2007. The remaining Units in DRLP are redeemable for shares of our common stock on a one-to-one basis and earn dividends at the same rate as shares of our common stock. We conduct our Service Operations (see Note 8) through Duke Realty Services LLC and Duke Realty Services Limited Partnership, of which we are the sole general partner and of which DRLP is the sole limited partner. We also conduct Service Operations through Duke Construction Limited Partnership, which is effectively 100% owned by DRLP. The consolidated financial statements include our accounts and our majority-owned or controlled subsidiaries, and the terms “we”, “us” and “our” refer to Duke Realty Corporation and subsidiaries (the “Company”) and those entities owned or controlled by the Company.

(2)	Summary of Significant Accounting Policies

Principles of Consolidation

The consolidated financial statements include our accounts and our controlled subsidiaries. The equity interests in these controlled subsidiaries not owned by us are reflected as minority interests in the consolidated financial statements. All significant intercompany balances and transactions have been eliminated in the consolidated financial statements. Investments in entities that we do not control through majority voting interest or where the other owner has substantial participating rights are not consolidated and are reflected as investments in unconsolidated companies under the equity method of reporting.

Reclassifications

Certain 2006 and 2005 balances have been reclassified to conform to the 2007 presentation.

Real Estate Investments

Rental real property, including land, land improvements, buildings and building improvements, are included in real estate investments and are generally stated at cost. Buildings and land improvements are depreciated on the straight-line method over their estimated life not to exceed 40 and 15 years, respectively, and tenant improvement costs are depreciated using the straight-line method over the term of the related lease.

Direct and certain indirect costs clearly associated with and incremental to the development, construction, leasing or expansion of real estate investments are capitalized as a cost of the property. In addition, all leasing commissions paid to third parties for new leases or lease renewals are capitalized. We capitalize a portion of our indirect costs associated with our construction, development and leasing efforts. In assessing the amount of direct and indirect costs to be capitalized, allocations are made based on estimates of the actual amount of time spent in each activity. We do not capitalize any costs attributable to downtime or to unsuccessful projects.

We capitalize direct and indirect project costs associated with the initial construction of a property up to the time the property is substantially complete and ready for its intended use. In addition, we capitalize costs, including real estate taxes, insurance, and utilities, that have been allocated to vacant space based on the square footage of the portion of the building not held available for immediate occupancy during the extended lease-up periods after construction of the building shell has been completed if costs are being incurred to ready the vacant space for its intended use. If costs and activities incurred to ready the vacant space cease, then cost capitalization is also discontinued until such activities are resumed. Once necessary work has been completed on a vacant space, project costs are no longer capitalized.

DUKE REALTY CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements

We cease capitalization of all project costs on extended lease-up periods after the shorter of a one-year period after the completion of the building shell or when the property attains 90% occupancy.

Construction in process and land held for development are included in real estate investments and are stated at cost. Real estate investments also include our equity interests in unconsolidated joint ventures that own and operate rental properties and hold land for development.

Properties held for rental are individually evaluated for impairment when conditions exist which may indicate that it is probable that the sum of expected future cash flows (on an undiscounted basis) from a rental property over its anticipated holding period is less than its historical net cost basis. Upon determination that a permanent impairment has occurred, a loss is recorded to reduce the net book value of that property to its fair market value. Properties to be disposed of are reported at the lower of net historical cost basis or the estimated fair market value, less the estimated costs to sell. Once a property is designated as held for disposal, no further depreciation expense is recorded.

We allocate the purchase price of acquired properties to net tangible and identified intangible assets based on their respective fair values, based on all pertinent information available and adjusted based on changes in that information in no event to exceed one year from the date of acquisition. The allocation to tangible assets (buildings, tenant improvements and land) is based upon management’s determination of the value of the property as if it were vacant using discounted cash flow models similar to those used by independent appraisers. Factors considered by management include an estimate of carrying costs during the expected lease-up periods considering current market conditions, and costs to execute similar leases. The remaining purchase price is allocated among three categories of intangible assets consisting of the above or below market component of in-place leases, the value of in-place leases and the value of customer relationships.

The value allocable to the above or below market component of an acquired in-place lease is determined based upon the present value (using a discount rate which reflects the risks associated with the acquired leases) of the difference between (i) the contractual amounts to be paid pursuant to the lease over its remaining term and (ii) management’s estimate of the amounts that would be paid using fair market rates over the remaining term of the lease. The amounts allocated to above market leases are included in deferred leasing and other costs in the balance sheet and below market leases are included in other liabilities in the balance sheet; both are amortized to rental income over the remaining terms of the respective leases.

The total amount of intangible assets is further allocated to in-place lease values and to customer relationship values based upon management’s assessment of their respective values. These intangible assets are included in deferred leasing and other costs in the balance sheet and are depreciated over the remaining term of the existing lease, or the anticipated life of the customer relationship, as applicable.

Joint Ventures

We analyze our investments in joint ventures under Financial Accounting Standards Board (“FASB”) Interpretation No. 46(R), Consolidation of Variable Interest Entities, to determine if the joint venture is considered a variable interest entity and would require consolidation. To the extent that our joint ventures do not qualify as variable interest entities, we further assess under the guidelines of Emerging Issues Task Force (“EITF”) Issue No. 04-5, Determining Whether a General Partner, or the General Partners as a Group, Controls a Limited Partnership or Similar Entity When the Limited Partners Have Certain Rights (“EITF 04-5”); Statement of Position 78-9, Accounting for Investments in Real Estate Ventures (“SOP 78-9”); Accounting Research Bulletin No. 51, Consolidated Financial Statements; and Statement of Financial Accounting Standard (“SFAS”) No. 94, Consolidation of All Majority-Owned Subsidiaries, to determine if the venture should be consolidated. We have equity interests generally ranging from 10% to 50% in unconsolidated joint ventures that develop, own and operate rental properties and hold

DUKE REALTY CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements

land for development. We consolidate those joint ventures that are considered to be variable interest entities where we are the primary beneficiary. For non-variable interest entities, we consolidate those joint ventures that we control through majority ownership interests or where we are the managing member and our partner does not have substantive participating rights. Control is further demonstrated by the ability of the general partner to manage day-to-day operations, refinance debt and sell the assets of the joint venture without the consent of the limited partner and inability of the limited partner to replace the general partner. We use the equity method of accounting for those joint ventures where we do not have control over operating and financial polices. Under the equity method of accounting, our investment in each joint venture is included on our balance sheet; however, the assets and liabilities of the joint ventures for which we use the equity method are not included on our balance sheet.

To the extent that we contribute assets to a joint venture, our investment in joint venture is recorded at our cost basis in the assets that were contributed to the joint venture. To the extent that our cost basis is different than the basis reflected at the joint venture level, the basis difference is amortized over the life of the related asset and included in our share of equity in net income of the joint venture. In accordance with the provisions of SOP 78-9 and SFAS No. 66, Accounting for Sales of Real Estate (“SFAS 66”), we recognize gains on the contribution or sale of real estate to joint ventures, relating solely to the outside partner’s interest, to the extent the economic substance of the transaction is a sale.

Cash Equivalents

Investments with an original maturity of three months or less are classified as cash equivalents.

Valuation of Receivables

We reserve the entire receivable balance, including straight-line rent, of any tenant with an amount outstanding over 90 days. Straight-line rent receivables for any tenant with long-term risk, regardless of the status of rent receivables, are reviewed and reserved as necessary.

Deferred Costs

Costs incurred in connection with obtaining financing are amortized to interest expense on the straight-line method, which approximates a constant spread over the term of the related loan. All direct and indirect costs, including estimated internal costs, associated with the leasing of real estate investments owned by us are capitalized and amortized over the term of the related lease. We include lease incentive costs, which are payments made on behalf of a tenant to sign a lease, in deferred leasing costs and amortize them on a straight-line basis over the respective lease terms as a reduction of rental revenues. We include as lease incentives amounts funded to construct tenant improvements owned by the tenant. Unamortized costs are charged to expense upon the early termination of the lease or upon early payment of the financing.

Minority Interest

Minority interests relate to the minority ownership interests in DRLP and interests in consolidated property partnerships that are not wholly-owned. Minority interest is subsequently adjusted for additional contributions, distributions to minority holders and the minority holders’ proportionate share of the net earnings or losses of each respective entity.

The value of each DRLP Unit that is redeemed is measured on the date of its redemption and the difference between the aggregate book value and the purchase price of the Units increases the recorded value of the Company’s net assets.

DUKE REALTY CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Revenues

Rental Operations

The timing of revenue recognition under an operating lease is determined based upon ownership of the tenant improvements. If we are the owner of the tenant improvements, revenue recognition commences after the improvements are completed and the tenant takes possession or control of the space. In contrast, if we determine that the tenant allowances we are funding are lease incentives, then we commence revenue recognition when possession or control of the space is turned over to the tenant. Rental income from leases with scheduled rental increases during their terms is recognized on a straight-line basis.

We record lease termination fees when a tenant has executed a definitive termination agreement with us and the payment of the termination fee is not subject to any conditions that must be met or waived before the fee is due to us.

Service Operations

Management fees are based on a percentage of rental receipts of properties managed and are recognized as the rental receipts are collected. Maintenance fees are based upon established hourly rates and are recognized as the services are performed. Construction management and development fees represent fee-based third-party contracts and are recognized as earned based on the terms of the contract, which approximates the percentage of completion method.

We recognize income on construction contracts where we serve as a general contractor on the percentage of completion method. Using this method, profits are recorded based on our estimates of the percentage of completion of individual contracts, commencing when the work performed under the contracts reach a point where the final costs can be estimated with reasonable accuracy. The percentage of completion estimates are based on a comparison of the contract expenditures incurred to the estimated final costs. Changes in job performance, job conditions and estimated profitability may result in revisions to costs and income and are recognized in the period in which the revisions are determined.

Unbilled receivables on construction contracts totaled $33.1 million and $32.4 million at December 31, 2007 and 2006, respectively.

Property Sales

Gains on sales of all properties are recognized in accordance with SFAS 66. The specific timing of the sale is measured against various criteria in SFAS 66 related to the terms of the transactions and any continuing involvement in the form of management or financial assistance from the seller associated with the properties. We make judgments based on the specific terms of each transaction as to the amount of the total profit from the transaction that we recognize considering factors such as continuing ownership interest we may have with the buyer (“partial sales”) and our level of future involvement with the property or the buyer that acquires the assets. If the sales criteria are not met, we defer gain recognition and account for the continued operations of the property by applying the finance, installment or cost recovery methods, as appropriate, until the full accrual sales criteria are met. Estimated future costs to be incurred after completion of each sale are included in the determination of the gain on sales.

Gains from sales of depreciated property are included in discontinued operations and the proceeds from the sale of these held-for-rental properties are classified in the investing activities section of the Consolidated Statements of Cash Flows.

DUKE REALTY CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Gains or losses from our sale of properties that were developed or repositioned with the intent to sell and not for long-term rental are classified as gain on sale of Service Operation properties in the Consolidated Statements of Operations. All activities and proceeds received from the development and sale of these buildings are classified in the operating activities section of the Consolidated Statements of Cash Flows.

Net Income Per Common Share

Basic net income per common share is computed by dividing net income available for common shareholders by the weighted average number of common shares outstanding for the period. Diluted net income per common share is computed by dividing the sum of net income available for common shareholders and the minority interest in earnings allocable to Units not owned by us, by the sum of the weighted average number of common shares outstanding and minority Units outstanding, including any dilutive potential common equivalents for the period.

The following table reconciles the components of basic and diluted net income per common share (in thousands):

	2007	2006	2005
Basic net income available for common shareholders	$217,692	$145,095	$309,183
Minority interest in earnings of common unitholders	14,399	14,238	29,649

Diluted net income available for common shareholders	$232,091	$159,333	$338,832

Weighted average number of common shares outstanding	139,255	134,883	141,508
Weighted average partnership Units outstanding	9,204	13,186	13,551
Dilutive shares for stock-based compensation plans (1)	1,155	1,324	818

Weighted average number of common shares and potential dilutive common equivalents	149,614	149,393	155,877

(1)	Excludes the effect of outstanding stock options, as well as the Exchangeable Senior Notes (“Exchangeable Notes”) issued in 2006, that have an anti-dilutive effect on earnings per share for the periods presented.

A joint venture partner in one of our unconsolidated companies has the option to convert a portion of its ownership in the joint venture to our common shares. The effect of this option on earnings per share was anti-dilutive for the years ended December 31, 2007, 2006 and 2005.

Federal Income Taxes

We have elected to be taxed as a real estate investment trust (“REIT”) under the Internal Revenue Code. To qualify as a REIT, we must meet a number of organizational and operational requirements, including a requirement to distribute at least 90% of our adjusted taxable income to our stockholders. Management intends to continue to adhere to these requirements and to maintain our REIT status. As a REIT, we are entitled to a tax deduction for some or all of the dividends we pay to shareholders. Accordingly, we generally will not be subject to federal income taxes as long as we distribute an amount equal to or in excess of our taxable income currently to shareholders. We are also generally subject to federal income taxes on any taxable income that is not currently distributed to its shareholders. If we fail to qualify as a REIT in any taxable year, we will be subject to federal income taxes and may not be able to qualify as a REIT for four subsequent taxable years.

REIT qualification reduces, but does not eliminate, the amount of state and local taxes we pay. In addition, our financial statements include the operations of taxable corporate subsidiaries that are not entitled to a dividends paid deduction and are subject to corporate federal, state and local income taxes. As a REIT, we may also be subject to certain federal excise taxes if we engage in certain types of transactions.

DUKE REALTY CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements

The following table reconciles our net income to taxable income before the dividends paid deduction for the years ended December 31, 2007, 2006 and 2005 (in thousands):

	2007	2006	2005
Net income	$279,467	$204,147	$355,662
Book/tax differences	84,120	66,303	129,522

Taxable income before adjustments	363,587	270,450	485,184
Less: capital gains	(160,428)	(78,246)	(283,498)

Adjusted taxable income subject to 90% dividend requirement	$203,159	$192,204	$201,686

Our dividends paid deduction is summarized below (in thousands):

	2007	2006	2005
Cash dividends paid	$324,085	$311,615	$455,606
Cash dividends declared and paid in subsequent year that apply to current year	48,126	—	29,578
Cash dividends declared and paid in current year that apply to previous year	(7,795)	(21,782)	—
Less: Capital gain distributions	(160,428)	(78,246)	(283,498)
Less: Return of capital	—	(15,018)	—

Total dividends paid deduction attributable to adjusted taxable income	$203,988	$196,569	$201,686

A summary of the tax characterization of the dividends paid for the years ended December 31, 2007, 2006 and 2005 follows:

	2007	2006	2005
Common Shares
Ordinary income	63.1%	64.2%	44.2%
Return of capital	—	5.3%	—
Capital gains	36.9%	30.5%	55.8%

	100.0%	100.0%	100.0%

Preferred Shares
Ordinary income	63.1%	73.7%	44.2%
Capital gains	36.9%	26.3%	55.8%

	100.0%	100.0%	100.0%

We recorded federal and state income taxes of $9.0 million, $6.8 million and $5.6 million for 2007, 2006 and 2005, respectively, which were primarily attributable to the earnings of our taxable REIT subsidiaries. We paid federal and state income taxes of $10.1 million, $4.3 million and $8.7 million for 2007, 2006 and 2005, respectively. The taxable REIT subsidiaries have no significant deferred income tax items.

Stock Based Compensation

For all issuances of stock-based awards prior to 2002, we applied the recognition and measurement provisions of Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees (“APB 25”), and related interpretations, in accounting for our stock-based compensation.

Accordingly, for stock options granted prior to 2002, no compensation expense is reflected in net income as all options granted had an exercise price equal to the market value of the underlying common shares on the date of the grant.

Effective January 1, 2002, we prospectively adopted the fair value recognition provisions of SFAS No. 123, Accounting for Stock-Based Compensation (“SFAS 123”), and applied SFAS 123 to all awards granted after January 1, 2002.

DUKE REALTY CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements

The following table illustrates the effect on net income and earnings per share if we had applied the fair value recognition provisions of SFAS 123 to all stock-based employee compensation for the year ended December 31, 2005 (in thousands, except per share data):

2005
Net income available for common shareholders, as reported	$309,183
Add: Stock-based employee compensation expense included in net income determined under fair value method	1,116
Deduct: Total stock-based compensation expense determined under fair value method for all awards	(1,285)

Pro forma net income available for common shareholders	$309,014

Basic net income per common share
As reported	$2.19
Pro forma	$2.18
Diluted net income per common share
As reported	$2.17
Pro forma	$2.17

Effective January 1, 2006, we adopted SFAS No. 123(R), Share Based Payment, (“SFAS 123(R)”), using the modified prospective application method. Under this method, as of January 1, 2006, we applied the provisions of SFAS 123(R) to new and modified awards, as well as to the nonvested portion of awards granted before the required effective date and outstanding at such time.

Derivative Financial Instruments

We periodically enter into certain interest rate protection agreements to effectively convert or cap floating rate debt to a fixed rate, and to hedge anticipated future financing transactions, both of which qualify for cash flow hedge accounting treatment. Net amounts paid or received under these agreements are recognized as an adjustment to the interest expense of the corresponding debt. We do not utilize derivative financial instruments for trading or speculative purposes.

If a derivative qualifies as a cash flow hedge, the change in fair value of the derivative is recognized in other comprehensive income to the extent the hedge is effective, while the ineffective portion of the derivative’s change in fair value is recognized in earnings. Gains and losses on our interest rate protection agreements are subsequently included in earnings as an adjustment to interest expense in the same periods in which the related interest payments being hedged are recognized in earnings.

We estimate the fair value of derivative instruments using standard market conventions and techniques such as discounted cash flow analysis, option pricing models and termination cost at each balance sheet date. For all hedging relationships, we formally document the hedging relationship and its risk-management objective and strategy for undertaking the hedge, the hedging instrument, the hedged item, the nature of the risk being hedged, how the hedging instrument’s effectiveness in offsetting the hedged risk will be assessed prospectively and retrospectively, and a description of the method of measuring ineffectiveness.

DUKE REALTY CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Use of Estimates

The preparation of the financial statements requires management to make a number of estimates and assumptions that affect the reported amount of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the period. Actual results could differ from those estimates.

(3)	Significant Acquisitions and Dispositions

Acquisitions

We acquired total income producing real estate related assets of $219.9 million, $948.4 million and $295.6 million in 2007, 2006 and 2005, respectively.

In December 2007, in order to further establish our property positions around strategic port locations, we purchased a portfolio of five industrial buildings, in Seattle, Virginia and Houston, as well as approximately 161 acres of undeveloped land and a 12-acre container storage facility in Houston. The total price was $89.7 million and was financed in part through assumption of secured debt that had a fair value of $34.3 million. Of the total purchase price, $66.1 million was allocated to in-service real estate assets, $20.0 million was allocated to undeveloped land and the container storage facility, $3.3 million was allocated to lease related intangible assets, and the remaining amount was allocated to acquired working capital related assets and liabilities. This allocation of purchase price based on the fair value of assets acquired is preliminary. The results of operations for the acquired properties since the date of acquisition have been included in continuing rental operations in our consolidated financial statements.

In February 2007, we completed the acquisition of Bremner Healthcare Real Estate (“Bremner”), a national health care development and management firm. The primary reason for the acquisition was to expand our development capabilities within the health care real estate market. The initial consideration paid to the sellers totaled $47.1 million, and the sellers may be eligible for further contingent payments over the next three years. Approximately $39.0 million of the total purchase price was allocated to goodwill, which is attributable to the value of Bremner’s overall development capabilities and its in-place workforce. The results of operations for Bremner since the date of acquisition have been included in continuing operations in our consolidated financial statements.

In February 2006, we acquired the majority of a Washington, D.C. metropolitan area portfolio of suburban office and light industrial properties (the “Mark Winkler Portfolio”). The assets acquired for a purchase price of approximately $867.6 million are comprised of 32 in-service properties with approximately 2.9 million square feet for rental, 166 acres of undeveloped land, as well as certain related assets of the Mark Winkler Company, a real estate management company. The acquisition was financed primarily through assumed mortgage loans and new borrowings.

DUKE REALTY CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements

The assets acquired and liabilities assumed were recorded at their estimated fair value at the date of acquisition, as summarized below (in thousands):

Operating rental properties	$602,011
Land held for development	154,300

Total real estate investments	756,311
Other assets	10,478
Lease related intangible assets	86,047
Goodwill	14,722

Total assets acquired	867,558
Debt assumed	(148,527)
Other liabilities assumed	(5,829)

Purchase price, net of assumed liabilities	$713,202

In December 2006, we contributed 23 of these in-service properties acquired from the Mark Winkler Portfolio with a basis of $381.6 million representing real estate investments and acquired lease related intangible assets to two new unconsolidated subsidiaries. Of the remaining nine in-service properties, eight were contributed to these two unconsolidated subsidiaries in 2007 and one remains in continuing operations as of December 31, 2007. The eight properties contributed in 2007 had a basis of $298.4 million representing real estate investments and acquired lease related intangible assets, and debt secured by these properties of $146.4 million was also assumed by the unconsolidated subsidiaries.

In the third quarter of 2006, we finalized the purchase of a portfolio of industrial real estate properties in Savannah, Georgia. We completed a majority of the purchase in January 2006. The assets acquired for a purchase price of approximately $196.2 million are comprised of 18 buildings with approximately 5.1 million square feet for rental as well as over 60 acres of undeveloped land. The acquisition was financed in part through assumed mortgage loans. The results of operations for the acquired properties since the date of acquisition have been included in continuing rental operations in our consolidated financial statements.

The primary acquisition in 2005 was that of a suburban office portfolio in our Chicago market for a purchase price of approximately $257.6 million. The results of operations for the six properties in this portfolio have been included in continuing rental operations in our consolidated financial statements since the date of acquisition.

Dispositions

In March 2007, as part of our capital recycling program, we sold a portfolio of eight suburban office properties totaling 894,000 square feet in the Cleveland market. The sales price totaled $140.4 million, of which we received net proceeds of $139.3 million. We also sold a portfolio of twelve flex and light industrial properties in July 2007, totaling 865,000 square feet in the St. Louis market, for a sales price of $65.0 million, of which we received net proceeds of $64.2 million.

On September 29, 2005, we completed the sale of a portfolio of 212 real estate properties, consisting of approximately 14.1 million square feet of primarily light distribution and service center properties and approximately 50 acres of undeveloped land (the “Industrial Portfolio Sale”). The sales price totaled $983 million, of which we received net proceeds of $955.0 million after the settlement of certain liabilities and transaction costs. Portions of the proceeds were used to pay down $423.0 million outstanding on our unsecured line of credit and the entire outstanding balance on our $400.0 million term loan. The 2005 operations and gain associated with the properties in the Industrial Portfolio Sale have been reclassified to discontinued operations. As a result of the taxable income generated by the sale, a one-time special cash dividend of $1.05 per share was paid to our common shareholders in the fourth quarter of 2005.

DUKE REALTY CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(4)	Related Party Transactions

We provide property management, leasing, construction and other tenant related services to unconsolidated companies in which we have equity interests. For the years ended December 31, 2007, 2006 and 2005, respectively, we received from these unconsolidated companies management fees of $7.1 million, $4.4 million and $4.8 million, leasing fees of $4.2 million, $2.9 million and $4.3 million and construction and development fees of $13.1 million, $19.1 million and $2.0 million. We recorded these fees based on contractual terms that approximate market rates for these types of services, and we have eliminated our ownership percentages of these fees in the consolidated financial statements.

(5)	Investments in Unconsolidated Companies

We have equity interests generally ranging from 10% to 50% in unconsolidated joint ventures that develop, own and operate rental properties and hold land for development.

Combined summarized financial information for the unconsolidated companies as of December 31, 2007 and 2006, and for the years ended December 31, 2007, 2006 and 2005, are as follows (in thousands):

	2007	2006	2005
Rental revenue	$215,855	$157,186	$163,447

Net income	$41,725	$65,985	$57,561

Land, buildings and tenant improvements, net	$1,771,342	$1,403,009
Construction in progress	105,796	107,961
Land held for development	114,253	91,280
Other assets	194,616	148,580

	$2,186,007	$1,750,830

Indebtedness	$989,120	$417,970
Other liabilities	224,468	170,168

	1,213,588	588,138
Owners' equity	972,419	1,162,692

	$2,186,007	$1,750,830

Our share of the scheduled payments of long term debt for the unconsolidated joint ventures for each of the next five years and thereafter as of December 31, 2007 are as follows (in thousands):

Year	Future Repayments
2008	$2,190
2009	38,869
2010	146,885
2011	9,938
2012	44,778
Thereafter	139,361

$382,021

DUKE REALTY CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(6)	Discontinued Operations and Assets Held for Sale

The amounts described in the following paragraphs and tables have been reclassified from the previously filed consolidated financial statements to reflect the reclassification of the operations of certain properties to or from discontinued operations. During the period from January 1, 2008 through September 30, 2008 we sold six properties owned by us and not classified as assets held for sale as of December 31, 2007. The results of operations for such properties have been reclassified as income from discontinued operations for the years ended December 31, 2007, 2006 and 2005 in the consolidated statements of operations. Additionally, there were 14 properties that we had classified as held for sale as of December 31, 2007, and whose results of operations were included as income from discontinued operations for the years ended December 31, 2007, 2006 and 2005. The 14 properties were reclassified to continuing operations during the nine months ended September 30, 2008 as the result of no longer meeting the criteria for held for sale classification. The effect of these reclassifications resulted in a decrease to income from discontinued operations in the year ended December 31, 2007 of $2.6 million. For the years ended December 31, 2006 and 2005, these reclassifications resulted in an increase of $50,000 and a decrease of $1.9 million, respectively. There was no effect on net income available for common shareholders.

After the effects of the above reclassification, we have classified the operations of 294 buildings as discontinued operations as of December 31, 2007. These 294 buildings consist of 256 industrial, 37 office and one retail properties. Of these properties, 32 were sold during 2007, 21 properties were sold during 2006, 234 properties were sold during 2005, 15 operating properties are classified as held-for-sale at December 31, 2007 (of which 14 properties were reclassified to continuing operations during the nine months ended September 30, 2008) and six additional properties were sold during 2008.

The following table illustrates operations of the buildings reflected in discontinued operations for the years ended December 31 (in thousands):

	2007	2006	2005
Revenues	$24,983	$63,577	$150,176
Expenses:
Operating	9,959	21,839	50,450
Interest	6,408	13,251	34,752
Depreciation and Amortization	4,178	16,636	46,469
General and Administrative	36	104	238

Operating Income	4,402	11,747	18,267
Minority interest expense	(273)	(1,046)	(1,597)

Income from discontinued operations, before gain on sales	4,129	10,701	16,670
Gain on sale of property, net of impairment adjustments	121,072	46,254	223,858
Minority interest expense – gain on sales	(7,507)	(4,121)	(19,565)

Gain on sale of property, net of impairment adjustments and minority interest	113,565	42,133	204,293

Income from discontinued operations	$117,694	$52,834	$220,963

At December 31, 2007, we classified 15 properties as held-for-sale and included in discontinued operations. Additionally, we have classified nine in-service properties as held-for-sale, but have included the results of operations of these properties in continuing operations, either based on our present intention to sell the majority of our ownership interest in the properties to entities in which we will retain a minority equity ownership interest or because the results of operations for the properties are immaterial. The following table illustrates aggregate balance sheet information of the aforementioned 15 properties included in discontinued operations, as well as the nine held-for-sale properties whose results are included in continuing operations at December 31, 2007 (in thousands):

	Properties Included in Discontinued Operations	Properties Included in Continuing Operations	Total Held-for-Sale Properties
Balance Sheet:
Real estate investments, net	$132,194	$122,556	$254,750
Other assets	10,152	8,689	18,841

Total assets held-for-sale	$142,346	$131,245	$273,591

Accrued expenses	$3,586	$333	$3,919
Other liabilities	1,011	4,024	5,035

Total liabilities held-for-sale	$4,597	$4,357	$8,954

DUKE REALTY CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements

We allocate interest expense to discontinued operations and have included such interest expense in computing net income from discontinued operations. Interest expense allocable to discontinued operations includes interest on any debt on secured properties included in discontinued operations and an allocable share of our consolidated unsecured interest expense for unencumbered properties. The allocation of unsecured interest expense to discontinued operations was based upon the gross book value of the discontinued operations unencumbered population as it related to our entire unencumbered population.

We recorded impairment adjustments on depreciable properties of $266,000 and $3.7 million in 2006 and 2005, respectively. No impairment adjustments were recorded on depreciable properties in 2007.

(7)	Indebtedness

Indebtedness at December 31, 2007 and 2006 consists of the following (in thousands):

	2007	2006
Fixed rate secured debt, weighted average interest rate of 6.11% at December 31, 2007, and 6.21% at December 31, 2006, maturity dates ranging from 2008 to 2026	$515,423	$652,886
Variable rate secured debt, weighted average interest rate of 3.35% at December 31, 2007, and 3.79% at December 31, 2006, maturity dates ranging from 2014 to 2025	8,970	9,615
Fixed rate unsecured debt, weighted average interest rate of 5.73% at December 31, 2007, and 5.67% at December 31, 2006, maturity dates ranging from 2008 to 2028	3,246,000	3,125,157
Unsecured lines of credit, weighted average interest rate of 5.52% at December 31, 2007, and 5.82% at December 31, 2006 maturity dates ranging from 2010 to 2011	546,067	317,000
Variable rate unsecured debt, market rate of 6.2% at December 31, 2006	—	4,496

	$4,316,460	$4,109,154

The fair value of our indebtedness as of December 31, 2007, was $4.2 billion. This fair value amount was calculated using current market rates and spreads available to us on debt instruments with similar terms and maturities.

As of December 31, 2007, the $524.4 million of secured debt was collateralized by rental properties with a carrying value of $723.0 million and by letters of credit in the amount of $9.1 million.

We had an unsecured line of credit available at December 31, 2007. During 2007, the borrowing capacity on this line of credit was increased from $1.0 billion to $1.3 billion. Additionally, in July 2007, one of our consolidated majority owned subsidiaries entered into a lending agreement that included an additional unsecured line of credit. Our unsecured lines of credit as of December 31, 2007 are described as follows (in thousands):

Description	Borrowing Capacity	Maturity Date	Outstanding at December 31, 2007
Unsecured Line of Credit	$1,300,000	January 2010	$543,000
Unsecured Line of Credit – Consolidated Subsidiary	$30,000	July 2011	$3,067

DUKE REALTY CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements

We use our line of credit to fund development activities, acquire additional rental properties and provide working capital. This line of credit provides us with an option to obtain borrowings from financial institutions that participate in the line, at rates lower than the stated interest rate, subject to certain restrictions. The interest rate on the amounts outstanding on the unsecured line of credit as of December 31, 2007 was LIBOR plus .525%, which for borrowings outstanding at December 31, 2007 ranged from 5.355% to 5.775%. Our line of credit also contains various financial covenants that require us to meet financial ratios and defined levels of performance, including those related to variable rate indebtedness, consolidated net worth and debt-to-market capitalization. As of December 31, 2007, we were in compliance with all covenants under our line of credit.

The consolidated subsidiary’s unsecured line of credit allows for borrowings up to $30.0 million at a rate of LIBOR plus .85% (equal to 5.73% for outstanding borrowings as of December 31, 2007). The unsecured line of credit is used to fund development activities within the consolidated subsidiary. The consolidated subsidiary’s unsecured line of credit matures in July 2011 with a 12-month extension option.

We took the following actions during the year ended December 31, 2007, relevant to our indebtedness:

•	In August 2007, we repaid $100.0 million of 7.375% senior unsecured notes on the scheduled maturity date.

•

In September 2007, we issued $300.0 million of 6.50% senior unsecured notes due in January 2018. This issuance was hedged with a forward starting interest rate swap that was settled and reduced the effective interest rate to 6.16%. The net proceeds from that issuance were used to partially pay down the outstanding balance on our unsecured line of credit.

•	In November 2007, we repaid $100.0 million of 3.5% senior unsecured notes on the scheduled maturity date.

In November 2006, we issued $575.0 million of 3.75% Exchangeable Senior Notes (“Exchangeable Notes”), which will pay interest semiannually at a rate of 3.75% per annum and mature in December 2011.

The Exchangeable Notes can be exchanged for shares of our common stock upon the occurrence of certain events as well as at any time beginning on August 1, 2011 and ending on the second business day prior to the maturity date. The Exchangeable Notes had an initial exchange rate of approximately 20.4298 common shares per $1,000 principal amount of the notes, representing an exchange price of approximately $48.95 per share of Duke’s common stock and an initial exchange premium of approximately 20.0% based on the price of $40.79 per share of our common stock on the date of the original issuance. The initial exchange rate is subject to adjustment under certain circumstances including increases in our rate of dividends. Upon exchange the holders of the notes would receive (i) cash equal to the principal amount of the note and (ii) to the extent the conversion value exceeds the principal amount of the note, either cash or shares of common stock at our option.

Concurrent with the issuance of the Exchangeable Notes, we purchased a capped call option on our common stock in a private transaction. This capped call option allows us to buy our common shares, up to a maximum of approximately 11.7 million shares, from counter parties equal to the amounts of common stock and/or cash related to the excess conversion value we would pay to the holders of the Exchangeable Notes upon conversion. The capped call option will terminate upon the earlier of the maturity date of the related Exchangeable Notes or the first day all of the related Exchangeable Notes are no longer outstanding due to conversion or otherwise. The capped call option, which cost $27.0 million, was recorded as a reduction of shareholders’ equity and effectively increased the conversion price to 40% above the stock price on the issuance date. The fair value of the capped call option was $1.9 million at December 31, 2007.

DUKE REALTY CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements

At December 31, 2007, the scheduled amortization and maturities of all indebtedness for the next five years and thereafter were as follows (in thousands):

Year	Amount
2008	$279,928
2009	285,578
2010	728,253
2011	1,046,394
2012	209,233
Thereafter	1,767,074

$4,316,460

The amount of interest paid in 2007, 2006 and 2005 was $225.8 million, $198.1 million and $151.3 million, respectively. The amount of interest capitalized in 2007, 2006 and 2005 was $59.2 million, $36.3 million and $9.5 million, respectively.

(8)	Segment Reporting

We are engaged in three reportable operating segments, the first two of which consist of the ownership and rental of office and industrial real estate investments. The operations of our office and industrial properties, along with our healthcare properties (our healthcare properties, and other property types which are not significant are not separately presented as a reportable segment), are collectively referred to as “Rental Operations”. The third reportable segment consists of our build-to-suit for sale operations and providing various real estate services such as property management, maintenance, leasing, development and construction management to third-party property owners and joint ventures (“Service Operations”). Our reportable segments offer different products or services and are managed separately because each segment requires different operating strategies and management expertise.

The assets of the Service Operations business segment generally include properties under development. During the period between the completion of development, rehabilitation or repositioning of a Service Operations property and the date the property is contributed to a property fund or sold to a third party, the property and its associated rental income and rental expenses are included in the applicable Rental Operations segment because the primary activity associated with the Service Operations property during that period is rental activities. Upon contribution or sale, the resulting gain or loss is part of the income of the Service Operations business segment.

Other revenue consists mainly of equity in earnings of unconsolidated companies. Segment FFO information (FFO is defined below) is calculated by subtracting operating expenses attributable to the applicable segment from segment revenues. Non-segment assets consist of corporate assets including cash, deferred financing costs and investments in unconsolidated companies. Interest expense and other non-property specific revenues and expenses are not allocated to individual segments in determining our performance measure.

We assess and measure segment operating results based upon an industry performance measure referred to as Funds From Operations (“FFO”), which management believes is a useful indicator of our operating performance. FFO is used by industry analysts and investors as a supplemental operating performance measure of an equity real estate investment trust (“REIT”) like Duke. FFO is calculated in accordance with the definition that was adopted by the Board of Governors of the National Association of Real Estate Investment Trusts (“NAREIT”). NAREIT created FFO as a supplemental measure of REIT operating performance that excludes historical cost depreciation, among other items, from net income determined in accordance with GAAP. FFO is a non-GAAP financial measure developed by NAREIT to compare the operating performance of REITs. The most comparable GAAP measure is net income (loss). FFO should not be considered as a substitute for net income or any other measures derived in accordance with GAAP and may not be comparable to other similarly titled measures of other companies.

DUKE REALTY CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Historical cost accounting for real estate assets in accordance with GAAP implicitly assumes that the value of real estate assets diminishes predictably over time. Since real estate values instead have historically risen or fallen with market conditions, many industry analysts and investors have considered presentation of operating results for real estate companies that use historical cost accounting to be insufficient by themselves. FFO, as defined by NAREIT, represents GAAP net income (loss), excluding extraordinary items as defined under GAAP and gains or losses from sales of previously depreciated real estate assets, plus certain non-cash items such as real estate asset depreciation and amortization, and after similar adjustments for unconsolidated partnerships and joint ventures.

Management believes that the use of FFO, combined with the required primary GAAP presentations, improves the understanding of operating results of REITs among the investing public and makes comparisons of REIT operating results more meaningful. Management believes FFO is a useful measure for reviewing comparative operating and financial performance (although FFO should be reviewed in conjunction with net income which remains the primary measure of performance) because by excluding gains or losses related to sales of previously depreciated real estate assets and excluding real estate asset depreciation and amortization, FFO provides a useful comparison of the operating performance of our real estate between periods or as compared to different companies.

The following table shows (i) the revenues and FFO for each of the reportable segments and (ii) a reconciliation of net income available for common shareholders to the calculation of FFO for the years ended December 31, 2007, 2006 and 2005 (in thousands):

	2007	2006	2005
Revenues
Rental Operations:
Office	$564,637	$549,762	$460,531
Industrial	218,055	193,675	147,814
Non-reportable Rental Operations segments	20,952	5,775	4,449
Service Operations	99,358	90,125	81,941

Total Segment Revenues	903,002	839,337	694,735
Other Revenue	36,359	46,738	34,876

Consolidated Revenue from continuing operations	939,361	886,075	729,611
Discontinued Operations	24,983	63,577	150,176

Consolidated Revenue	$964,344	$949,652	$879,787

Funds From Operations
Rental Operations:
Office	$349,297	$343,260	$284,497
Industrial	166,828	150,122	111,953
Non-reportable Rental Operations segments	14,382	4,372	3,335
Services Operations	52,034	53,196	44,278

Total Segment FFO	582,541	550,950	444,063
Non-Segment FFO:
Interest expense	(172,616)	(173,255)	(108,518)
Interest and other income, net	12,135	10,450	4,637
General and administrative expense	(37,691)	(35,812)	(30,981)
Gain on land sales, net of impairment	33,422	7,791	14,201
Other non-segment income (expense)	(1,923)	159	(3,876)
Minority interest	(9,964)	(9,786)	(10,331)
Minority interest share of FFO adjustments	(10,983)	(18,858)	(3,065)
Joint venture FFO	50,085	37,774	37,964
Dividends on preferred shares	(58,292)	(56,419)	(46,479)
Adjustment for redemption of preferred shares	(3,483)	(2,633)	—
Discontinued operations, net of minority interest	801	27,647	43,574

Consolidated basic FFO	384,032	338,008	341,189
Depreciation and amortization on continuing operations	(273,513)	(237,632)	(207,701)
Depreciation and amortization on discontinued operations	(4,178)	(16,636)	(46,469)
Company’s share of joint venture adjustments	(26,948)	(18,394)	(19,510)
Earnings from depreciated property sales on discontinued operations	121,072	42,089	227,513
Earnings from depreciated property sales – share of joint venture	6,244	18,802	11,096
Minority interest share of FFO adjustments	10,983	18,858	3,065

Net income available for common shareholders	$217,692	$145,095	$309,183

DUKE REALTY CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements

The assets for each of the reportable segments as of December 31, 2007 and 2006 are as follows (in thousands):

	December 31, 2007	December 31, 2006

Assets
Rental Operations:
Office	$3,705,928	$4,061,806
Industrial	2,313,507	1,942,992
Non-reportable Rental Operations segments	312,246	132,449
Service Operations	476,033	301,886

Total Segment Assets	6,807,714	6,439,133
Non-Segment Assets	854,267	799,462

Consolidated Assets	$7,661,981	$7,238,595

In addition to revenues and FFO, we also review our recurring capital expenditures in measuring the performance of our individual Rental Operations segments. These recurring capital expenditures consist of tenant improvements, leasing commissions and building improvements. We review these expenditures to determine the costs associated with re-leasing vacant space and maintaining the condition of our properties. Our recurring capital expenditures by segment are summarized as follows for the years ended December 31, 2007, 2006 and 2005 (in thousands):

	2007	2006	2005
Recurring Capital Expenditures
Office	$68,427	$66,449	$66,890
Industrial	16,454	16,210	42,083
Non-reportable Rental Operations segments	1,055	341	67

Total	$85,936	$83,000	$109,040

(9)	Leasing Activity

Future minimum rents due to us under non-cancelable operating leases at December 31, 2007 are as follows (in thousands):

Year	Amount
2008	$645,005
2009	634,921
2010	573,033
2011	482,761
2012	409,167
Thereafter	1,364,161

$4,109,048

In addition to minimum rents, certain leases require reimbursements of specified operating expenses that amounted to $177.2 million, $161.7 million and $151.4 million for the years ended December 31, 2007, 2006 and 2005, respectively.

(10)	Employee Benefit Plans

We maintain a 401(k) plan for full-time employees. We make matching contributions up to an amount equal to three percent of the employee’s salary and may also make annual discretionary contributions. The total expense recognized for this plan was $3.7 million, $3.9 million and $3.3 million for the years ended December 31, 2007, 2006 and 2005, respectively.

We make contributions to a contributory health and welfare plan as necessary to fund claims not covered by employee contributions. The total expense we recognized related to this plan was $9.3 million, $9.4 million and $8.1 million for 2007, 2006 and 2005, respectively. These expense amounts include estimates based upon the historical experience of claims incurred but not reported as of year-end.

DUKE REALTY CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(11)	Shareholders’ Equity

We periodically access the public equity markets to fund the development and acquisition of additional rental properties or to pay down debt. The proceeds of these offerings are contributed to DRLP in exchange for an additional interest in DRLP. In October 2007, we redeemed all of the outstanding shares of our 7.99% Series B Cumulative Redeemable Preferred Stock at a liquidation amount of $132.3 million. Offering costs of $3.5 million were charged against net income available to common shareholders in conjunction with the redemption of these shares.

The following series of preferred shares were outstanding as of December 31, 2007 (in thousands, except percentage data):

Description	Shares Outstanding	Dividend Rate	Redemption Date	Liquidation Preference

Series J Preferred	400	6.625%	August 29, 2008	$100,000
Series K Preferred	600	6.500%	February 13, 2009	$150,000
Series L Preferred	800	6.600%	November 30, 2009	$200,000
Series M Preferred	736	6.950%	January 31, 2011	$184,000
Series N Preferred	440	7.250%	June 30, 2011	$110,000

All series of preferred shares require cumulative distributions and have no stated maturity date (although we may redeem all such preferred shares on or following their optional redemption dates at our option, in whole or in part).

In October 2007, we issued 7.0 million shares of our common stock for net proceeds of $232.7 million.

Pursuant to the $750.0 million share repurchase plan that was approved by our board of directors, we paid approximately $91.9 million for the redemption of 2,266,684 of our common shares at an average price of $40.55 per share during the year ended December 31, 2006. From time to time, management may repurchase additional common shares pursuant to our share repurchase plan.

(12)	Stock Based Compensation

We are authorized to issue up to 9,949,314 shares of our common stock under our stock based employee and non-employee compensation plans.

Cash flows resulting from tax deductions in excess of recognized compensation cost from the exercise of stock options (excess tax benefits) were not significant in any period presented.

Fixed Stock Option Plans

We had options outstanding under six fixed stock option plans as of December 31, 2007. Additional grants may be made under one of those plans. Stock option awards granted under our stock based employee and non-employee compensation plans generally vest over five years at 20% per year and have contractual lives of ten years. The exercise price for stock option grants is set at the fair value of our common stock on the day of grant.

DUKE REALTY CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements

The following table summarizes transactions under our stock option plans as of December 31, 2007:

		2007
	Shares	Weighted Average Exercise Price	Weighted Average Remaining Life	Aggregate Intrinsic Value (1) (in Millions)
Outstanding, beginning of year	3,848,925	$27.85
Granted	2,457,608	$32.23
Exercised	(371,628)	$23.02
Forfeited	(83,949)	$38.50

Outstanding, end of year	5,850,956	$29.84	7.3	$6.6

Options exercisable, end of year	2,166,435	$25.90	4.5	$4.8

(1)	The aggregate intrinsic value represents the total pre-tax intrinsic value, based on the closing stock price of $26.08 at December 31, 2007, which would have been received by the option holders had all option holders exercised their options as of that date. This amount changes continuously based on the market prices of the stock.

Options granted in the years ended December 31, 2007, 2006 and 2005, respectively, had a weighted average fair value per option of $2.89, $3.60 and $3.04. As of December 31, 2007, there was $6.7 million of total unrecognized compensation expense related to stock options granted under the plans, which is expected to be recognized over a weighted average remaining period of 3.91 years. The total intrinsic value of options exercised during the years ended December 31, 2007, 2006 and 2005 respectively, was $5.6 million, $11.3 million and $3.4 million. Compensation expense recognized for fixed stock option plans was $2.3 million, $1.7 million and $1.1 million for the years ended December 31, 2007, 2006 and 2005, respectively. The fair value of options vested during the years ended December 31, 2007, 2006 and 2005 was $1.6 million, $1.6 million and $1.2 million, respectively.

The fair values of the options were determined using the Black-Scholes option-pricing model with the following assumptions:

	2007	2006	2005
Dividend yield	5.75% - 6.50%	6.25%	6.25%
Volatility	18.0%	20.0%	20.0%
Risk-free interest rate	3.63% - 4.78%	4.5%	3.8%
Expected life	5 years	6 years	6 years

The risk free interest rate assumption is based upon observed interest rates appropriate for the term of our employee stock options. The dividend yield assumption is based on the history of and our present expectation of future dividend payouts. Our computation of expected volatility for the valuation of stock options granted in the years ended December 31, 2007, 2006 and 2005 is based on historic, and our present expectation of future volatility over a period of time equal to the expected term. The expected life of employee stock options represents the weighted average period the stock options are expected to remain outstanding.

Performance Share Plan

Performance shares were granted under the 2000 Performance Share Plan, with each performance share economically equivalent to one share of our common stock. The performance shares vest over a five-year period with the vesting percentage for a year dependent upon our attainment of certain predefined levels of earnings growth for such year. The performance shares have a contractual life of five years. In April 2006, the 2000 Performance Share Plan was amended to provide that awards would be settled in shares of common stock rather than cash. The fair value of existing awards was fixed at the date of the amendment and the fair value of subsequent awards will be fixed at the fair value of our common stock at the date of grant.

DUKE REALTY CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements

The following table summarizes transactions for our performance shares for the year ended December 31, 2007:

2000 Performance Share Plan	Vested	Unvested	Total
Performance Share Plan units at December 31, 2006	103,255	69,768	173,023
Granted	—	—	—
Vested	29,791	(29,791)	—
Forfeited	—	—	—
Dividend reinvestments	9,264	—	9,264
Disbursements	(4,111)	—	(4,111)

Total Performance Share Plan units outstanding at December 31, 2007	138,199	39,977	178,176

Compensation expense recognized for Performance Share Plan units was $1.3 million, $1.2 million and $1.3 million for 2007, 2006 and 2005, respectively. The total vest date fair value of shares vesting during the year ended December 31, 2007 was $1.1 million.

Shareholder Value Plan Awards

Our 2005 Shareholder Value Plan (“2005 SVP Plan”), a sub-plan of our 2005 Long-Term Incentive Plan, was approved by our shareholders in April 2005. Upon vesting, payout of the 2005 Shareholder Value Plan awards will be made in shares of our common stock. Under the 2005 SVP Plan, shareholder value awards fully vest three years after the date of grant. The number of common shares to be issued may range from 0%-300% of the target shares awarded and will be based upon our total shareholder return for such three-year period as compared to the S&P 500 Index and the NAREIT Real Estate 50 Index. Each index is weighted at 50%.

Awards made under the 2005 SVP Plan are measured at fair value, which is determined using a Monte Carlo simulation model that was developed to accommodate the unique features of the 2005 SVP Plan. Compensation cost recognized under the 2005 SVP Plan was $1.5 million, $879,000 and $438,000 for the years ended December 31, 2007, 2006 and 2005, respectively.

The following table summarizes transactions for our awards under the 2005 SVP Plan for 2007:

2005 Shareholder Value Plan Awards	Number of SVP Units	Weighted Average Grant Date Fair Value
SVP awards at December 31, 2006	159,634	$32.63
Granted	83,580	$46.49
Vested	(67,845)	$30.64
Forfeited	(11,189)	$37.19

SVP awards at December 31, 2007	164,180	$40.20

As of December 31, 2007, there was $2.2 million of total unrecognized compensation expense related to nonvested SVP Plan awards granted under the 2005 SVP Plan, which will be recognized over a weighted average period of 1.73 years. All 2005 SVP Plan awards have a contractual life of three years.

Restricted Stock Units

Under our 2005 Long-Term Incentive Plan and our 2005 Non-Employee Directors Compensation Plan approved by our shareholders in April 2005, restricted stock units (“RSUs”) may be granted to non-employee directors, executive officers and selected management employees. An RSU is economically equivalent to one share of our common stock. RSUs granted prior to January 1, 2006 vest 20% per year over five years, have contractual lives of five years and are payable in shares of our common stock. RSUs granted to existing non-employee directors subsequent to January 1, 2006 vest 100% over one year, and have contractual lives of one year. We recognize the value of the granted RSUs over this vesting period as expense.

DUKE REALTY CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements

The following table summarizes transactions for our RSUs, excluding dividend equivalents, for 2007:

Restricted Stock Units	Number of RSUs	Weighted Average Grant Date Fair Value
RSUs at December 31, 2006	235,693	$33.07
Granted	96,113	$46.67
Vested	(62,353)	$33.14
Forfeited	(8,355)	$38.99

RSUs at December 31, 2007	261,098	$37.87

Compensation cost recognized for RSUs totaled $3.0 million, $2.1 million and $478,000 for the years ended December 31, 2007, 2006 and 2005, respectively.

As of December 31, 2007, there was $5.9 million of total unrecognized compensation expense related to nonvested RSUs granted under the Plan, which is expected to be recognized over a weighted average period of 3.9 years.

(13)	Financial Instruments

We are exposed to capital market risk, such as changes in interest rates. In order to reduce the volatility relating to interest rate risk, we may enter into interest rate hedging arrangements from time to time. We do not utilize derivative financial instruments for trading or speculative purposes.

In November 2007, we entered into $300.0 million of cash flow hedges through forward-starting interest rate swaps to hedge interest rates on $300.0 million of anticipated debt offerings in 2008. The swaps qualify for hedge accounting, with any changes in fair value recorded in Other Comprehensive Income (“OCI”). At December 31, 2007, the fair value of these swaps was approximately $6.2 million in a liability position as the effective rate on the swaps was higher than current interest rates at December 31, 2007.

In July 2007, we entered into a $21.0 million cash flow hedge though an interest rate swap to fix the rate on $21.0 million of floating rate term debt, issued by one of our consolidated majority owned subsidiaries, which matures in July 2011. The swap qualifies for hedge accounting, with any changes in fair value recorded in OCI. At December 31, 2007, the fair value of this swap was approximately $1.1 million in a liability position.

In August 2005, we entered into $300.0 million of cash flow hedges through forward-starting interest rate swaps to hedge interest rates on $300.0 million of anticipated debt offerings in 2007. The swaps qualified for hedge accounting, with any changes in fair value recorded in OCI. In conjunction with the September 2007 issuance of $300.0 million of senior unsecured notes, we terminated these cash flow hedges as designated. The settlement amount received of $10.7 million will be recognized to earnings through a reduction of interest expense over the term of the hedged cash flows. The ineffective portion of the hedge was insignificant.

In March 2005, we entered into $300.0 million of cash flow hedges through forward-starting interest rate swaps to hedge interest rates on $300.0 million of anticipated debt offerings in 2006. The swaps qualified for hedge accounting, with any changes in fair value recorded in OCI. In March 2006, we issued $150.0 million of 5.50% senior unsecured notes due 2016 and terminated a corresponding amount of the cash flow hedges designated for this transaction. The settlement amount paid of approximately $800,000 will be recognized to earnings through interest expense ratably over the life of the senior unsecured notes and the ineffective portion of the hedge was insignificant. In August 2006, we issued $450.0 million of 5.95% senior unsecured notes due 2017 and $250.0 million of 5.63% senior unsecured notes due 2011 and terminated the remaining $150.0 million of cash flow hedges. The settlement amount received of approximately $1.6 million will be recognized to earnings through a reduction of interest expense ratably over the lives of the senior unsecured notes. The ineffective portion of the hedge was insignificant.

DUKE REALTY CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements

The effectiveness of our hedges will be evaluated throughout their lives using the hypothetical derivative method under which the change in fair value of the actual swap designated as the hedging instrument is compared to the change in fair value of a hypothetical swap.

(14)	Recent Accounting Pronouncements

We adopted FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes, an Interpretation of FASB Statement No. 109 (“FIN 48”), on January 1, 2007. The adoption of FIN 48 resulted in an additional tax exposure of approximately $1.7 million recorded as an adjustment to the opening balance of Distributions in Excess of Net Income. As of December 31, 2007, tax returns for the calendar years 2004 through 2007 remain subject to examination by the Internal Revenue Service (“IRS”) and various state and local tax jurisdictions. Our uncertain tax positions are immaterial both individually and in the aggregate primarily due to our tax status as a REIT.

In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements (“SFAS 157”). SFAS 157 defines fair value, establishes a framework for measuring fair value in accordance with GAAP and expands disclosure about fair value measurements. SFAS 157 is effective for fiscal years beginning after November 15, 2007. We do not expect SFAS 157 to have a material effect when adopted.

In January 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities (“SFAS 159”). SFAS 159 provides a “Fair Value Option” under which a company may irrevocably elect fair value as the initial and subsequent measurement attribute for certain financial assets and liabilities. This Fair Value Option will be available on a contract-by-contract basis with changes in fair value recognized in earnings as those changes occur. The effective date for SFAS 159 is the beginning of each reporting entity’s first fiscal year end that begins after November 15, 2007. We will not elect the Fair Value Option for any of our financial assets or liabilities.

In December 2007, the FASB issued SFAS No. 141R, Business Combinations (“SFAS 141R”) and SFAS No. 160, Noncontrolling Interests in Consolidated Financial Statements – an amendment to ARB No. 51 (“SFAS 160”). SFAS 141R and SFAS 160 require most identifiable assets, liabilities, noncontrolling interests and goodwill acquired in a business combination to be recorded at “full fair value” and require noncontrolling interests (previously referred to as minority interests) to be reported as a component of equity, which changes the accounting for transactions with noncontrolling interest holders. Both Statements are effective for periods beginning on or after December 15, 2008, and earlier adoption is prohibited. SFAS 141R will be applied to business combinations after the effective date. SFAS 160 will be applied prospectively to all noncontrolling interests, including any that arose before the effective date. We are currently evaluating the impact of adopting SFAS 141R and SFAS 160 on our results of operations and financial position.

(15)	Commitments and Contingencies

We have guaranteed the repayment of $79.3 million of economic development bonds issued by various municipalities in connection with certain commercial developments. We will be required to make payments under our guarantees to the extent that incremental taxes from specified developments are not sufficient to pay the bond debt service. Management does not believe that it is probable that we will be required to make any significant payments in satisfaction of these guarantees.

DUKE REALTY CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements

We also have guaranteed the repayment of secured and unsecured loans of seven of our unconsolidated subsidiaries. At December 31, 2007, the outstanding balance on these loans was approximately $219.8 million. Additionally, we guaranteed $29.0 million of secured indebtedness related to a property sold to a third party in 2006. Management believes that the value of the real estate exceeds the loan balance and that we will not be required to satisfy these guarantees.

We have entered into agreements, subject to the completion of due diligence requirements, resolution of certain contingencies and completion of customary closing conditions, for the future acquisitions of land and buildings totaling $158.9 million. In most cases we may withdraw from land purchase contracts with the seller’s only recourse being earnest money deposits already made.

In October 2000, we sold or contributed industrial properties and undeveloped land with a fair value of $487.0 million to a joint venture (Dugan Realty LLC) in which we have a 50% interest and recognized a net gain of $35.2 million. In connection with this transaction, the joint venture partners were given an option to put up to a $50.0 million interest in the joint venture to us in exchange for our common stock or cash (at our option), subject to certain timing and other restrictions. As a result of this put option, we deferred $10.2 million of gain on sale of depreciated property and recorded a $50.0 million liability.

We are subject to various legal proceedings and claims that arise in the ordinary course of business. In the opinion of management, the amount of any ultimate liability with respect to these actions will not materially affect our consolidated financial statements or results of operations.

(16)	Subsequent Events

Declaration of Dividends

The Company’s board of directors declared the following dividends at its January 30, 2008, regularly scheduled board meeting:

Class	Quarterly Amount/Share	Record Date	Payment Date
Common	$0.48	February 14, 2008	February 29, 2008
Preferred (per depositary share):
Series J	$0.414063	February 15, 2008	February 29, 2008
Series K	$0.406250	February 15, 2008	February 29, 2008
Series L	$0.412500	February 15, 2008	February 29, 2008
Series M	$0.434375	March 17, 2008	March 31, 2008
Series N	$0.453125	March 17, 2008	March 31, 2008

In February 2008, we issued $300.0 million of 8.375% Series O Cumulative Redeemable Preferred Shares.